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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*

                            Nuveen Investments, Inc.
                          -----------------------------
                                (Name of Issuer)

                              Class A Common Stock
                             -----------------------
                         (Title of Class of Securities)

                                    478035108
                       -----------------------------------
                                 (CUSIP Number)

                                December 31, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
         Schedule is filed:

         [ ]       Rule 13d-1(b)
          X        Rule 13d-1(c)
         [ ]       Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

                                Page 1 of 5 Pages


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CUSIP NO. 478035108                  13G                    Page 2  of 5  Pages


1           NAME OF REPORTING PERSON   NAUTICAL TRUST
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b)  X
--------------------------------------------------------------------------------
3           SEC USE ONLY

--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            OHIO

--------------------------------------------------------------------------------
                  NUMBER OF                    5      SOLE VOTING POWER

                   SHARES                             1,701,439
                                               ---------------------------------
                BENEFICIALLY                   6      SHARED VOTING POWER

                  OWNED BY                             -0-
                                               ---------------------------------
                    EACH                       7      SOLE DISPOSITIVE POWER

                  REPORTING                           1,701,439
                                               ---------------------------------
                   PERSON                      8      SHARED DISPOSITIVE POWER

                    WITH                               -0-
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,701,439
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*

--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            8.82%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*

            OO(1)
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!



-----------------
(1) Trust.


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CUSIP No. 478035108                                           Page 3 of 5 Pages


Item 1.

         (a)      Name of Issuer:

                  Nuveen Investments, Inc.

         (b)      Address of Issuer's Principal Executive Offices:

                  333 West Wacker Drive
                  Chicago, Illinois  60606

Item 2.

         (a)      Name of Person Filing:

                  Nautical Trust

         (b)      Address of Residence:

                  c/o Thompson Hine LLP
                  2000 Courthouse Plaza, NE
                  P.O. Box 8801
                  Dayton, Ohio  45401

          (c)     Citizenship:

                  Ohio

         (d)      Title of Class of Securities:

                  Class A Common Stock

         (e)      CUSIP Number:

                  478035108

Item 3.          Rules 13d-1(b) or 13d-2(b) or (c) Statement.

                 Not applicable.

Item 4.          Ownership.

                 The following information concerning ownership of Class A Common Stock is given as of December 31, 2003:


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CUSIP No. 478035108                                           Page 4 of 5 Pages


     (a)         Amount Beneficially Owned:

                 1,701,439 shares directly owned.

     (b)         Percent of Class:

                 8.82%.

     (c)         Number of shares as to which such person has:

                  (i)      sole power to vote or to direct the vote:

                           1,701,439 shares.

                  (ii)     shared power to vote or to direct the vote:

                           None.

                  (iii) sole power to dispose or to direct the disposition of:

                           1,701,439 shares.

                  (iv) shared power to dispose or to direct the disposition of:

                           None.

Item 5.           Ownership of Five Percent or Less of a Class.

                  Not applicable.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.

                  Not applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not applicable.

Item 9.           Notice of Dissolution of Group.

                  Not applicable.



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CUSIP No. 478035108                                           Page 5 of 5 Pages


Item 10.          Certification.

                  By signing below, the undersigned certify that, to the best of their knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   Signature.

                  After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date:  January 10, 2004


                                /s/ Susan P. Davis
                                -------------------------------------------
                                Susan P. Davis, Trustee
                                Nautical Trust

                                /s/ Michael R. Pleiman
                                ------------------------------------------
                                Michael R. Pleiman, Trustee
                                Nautical Trust

                                /s/ Vernon A. Pleiman
                                ------------------------------------------
                                Vernon A. Pleiman, Trustee
                                Nautical Trust